Exhibit (d)(2)

MWI Veterinary Supply, Inc.
3041 W. Pasadena Dr.
Boise, ID 83705

August 5, 2014

AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087

Ladies and Gentlemen:

In order to allow AmerisourceBergen Corporation (“you”), to evaluate a potential transaction (the “Proposed Transaction”) involving MWI Veterinary Supply, Inc., a Delaware corporation (together with all of its subsidiaries, the “Company”), we may in our discretion furnish to you, upon your execution and delivery to us of this letter agreement, certain information about the Company.  As used in this letter agreement, the terms “we” and “us” shall mean MWI Veterinary Supply, Inc., acting through its Board of Directors (the “Board”) or any committee of the Board given the authority to act on behalf of the Board in this regard.  All information about the Company furnished by us or our Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.”  Proprietary Information includes all notes, analyses, compilations, studies or other documents prepared by you or your Representatives which contain or reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto.  Proprietary Information does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (b) was available to you or your Representatives on a nonconfidential basis prior to its disclosure by us or our Representatives; provided that the source of such information is not known to you to be bound by a confidentiality agreement with us or any Representative of ours, or is otherwise not known to you to be under an obligation to us or any Representative of ours not to transmit the information to you, or (c) becomes available to you or your Representatives on a nonconfidential basis from a person other than us or our Representatives who is not otherwise known to you to be bound by a confidentiality agreement with us or any Representative of ours, or is otherwise not known to you to be under an obligation to us or any Representative of ours not to transmit the information to you.  As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates, if any, and its and their (or their general partner’s, as applicable) directors, officers, employees, managing members, agents and advisors (including, without limitation, financial advisors, debt financing sources, counsel and accountants), together with the “Representatives” of such Representatives.  As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, the media, and any corporation, company, partnership, other entity or individual.

Unless otherwise agreed to in writing by us, you agree (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person,

other than your Representatives who are participating in your evaluation, negotiation and execution of the Proposed Transaction and who, in your reasonable judgment, need to know the Proprietary Information for the purpose of evaluating, negotiating and executing the Proposed Transaction, and who are informed of the confidential nature of the Proprietary Information and who agree to be bound by the non-disclosure and use limitation provisions of this letter agreement that are applicable to you, and (b) not to use Proprietary Information, directly or indirectly, for any purpose, including, without limitation, to compete with the Company, other than in connection with the Proposed Transaction.  You agree that the dissemination of Proprietary Information within your organization shall be strictly limited to the minimum possible number of people and only to those persons whose duties require that they know such Proprietary Information for purposes of evaluating, negotiating and executing the Proposed Transaction.

Without the prior written consent of the other party, no party or its Representatives will disclose to any person (other than such party’s Representatives) the fact that the parties are considering and may negotiate the Proposed Transaction, the terms or conditions or any other facts relating thereto, the fact that discussions are taking place with respect thereto or the status thereof, the fact that this letter agreement has been executed or the fact that Proprietary Information has been made available to you or your Representatives.  This paragraph will not prohibit any such disclosure made by either party as (and to the extent) required by applicable law or regulation or by legal process or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority.

You agree to inform each of your Representatives of the confidential nature of the Proprietary Information and of this letter agreement and to use your reasonable best efforts to cause your Representatives to observe the terms of this letter agreement and not to use the Proprietary Information other than in connection with your evaluation, negotiation and execution of the Proposed Transaction.  You additionally acknowledge that you are aware, and that you will advise your Representatives who receive the Proprietary Information, that the United States securities laws prohibit any person who possesses material, non-public information that it received from an issuer from purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of your Representatives) is likely to purchase or sell such securities.

Each party will be responsible for any breach of the terms of this letter agreement by it or its Representatives and each party agrees at its sole expense to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of Proprietary Information or other breach of this letter agreement.

In the event that you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information or, during the Standstill Period (as defined below) only, any information addressed by paragraph 3 of this letter agreement, you agree that, unless prohibited by applicable law, you will provide us with prompt notice of such request or requirement in order to enable us (at our cost and expense) to seek an appropriate protective order or other remedy, to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, on the advice of your outside legal counsel to that effect, legally required to disclose Proprietary Information, you may, after notice to and consultation with us, disclose solely that Proprietary Information which on the advice of outside legal counsel you are legally required to disclose.  In any such event you will use your reasonable best efforts (and will reasonably cooperate with us in our efforts, at our cost and expense) to ensure that such Proprietary Information that is so disclosed will be accorded confidential treatment.

You acknowledge that the Company has the absolute right to determine what Proprietary Information, properties and personnel it wishes to make available to you.  During the course of your evaluation, you and your Representatives agree that you will not, directly or indirectly initiate contact for any purpose relating to your evaluation of the Proposed Transaction with any director, officer, employee, customer or supplier of the Company regarding the Proprietary Information and that you will submit any requests for such contact only to Jeremy Ouchley, the Company’s General Counsel, or such other person as the Company’s General Counsel may designate in writing.  If your evaluation of the Proposed Transaction is terminated by you or the Company, you and your Representatives will cease all such contacts for any purposes relating to your evaluation of the Proposed Transaction, whether or not previously authorized.  Nothing in this paragraph shall restrict ordinary course business contacts not in furtherance of a Proposed Transaction.

You acknowledge that as of the date hereof, neither you nor any of your affiliates beneficially own any securities or rights to acquire any securities of the Company.  You also agree that for a period of one year from the date of this letter agreement (the “Standstill Period”), neither you nor any of your affiliates will, directly or indirectly, unless specifically invited in writing to do so by the Board or, as appropriate, any committee of the Board given authority to act on behalf of the Board in this regard:

(a)                                 acquire, offer or seek to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities (including loans or any debt securities or rights or options to acquire such loans or debt securities) or direct or indirect rights to acquire any securities of the Company or any of its subsidiaries or any material assets of the Company or any division thereof;

(b)                                 make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote or consent (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence, alone or in concert with others, any person or entity with respect to the voting of, or granting of a consent with respect to, any voting securities of the Company, or seek to control or influence, alone or in concert with others, the management, Board of Directors or policies of the Company;

(c)                                  nominate, or seek to nominate, directly or indirectly, any person to the Board of Directors;

(d)                                 make, effect, initiate, cause or participate in, directly or indirectly, or make any public announcement with respect to, or submit or make a  proposal for, or offer of (with or without conditions) any merger, business combination, tender or exchange offer, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its securities or material assets;

(e)           form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in connection with any of the foregoing;

(f)            negotiate, discuss, advise, assist or encourage any other person in connection with the foregoing or take any other action intended to, or reasonably likely to, force the Company to make a public announcement regarding the types of matters set forth above; or

(g)           agree or offer to take, or encourage or propose (publicly or otherwise) the taking of any action referred to in clauses (a) through (f) above.

The foregoing shall not preclude you, at any time, from making a confidential proposal regarding the Proposed Transaction to the Board, any committee of the Board or the chief executive officer of the Company.  The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this letter agreement (except to the extent expressly provided in this letter agreement).

Notwithstanding anything to the contrary contained herein, if at any time the Company makes a public announcement regarding its entering into an agreement with a third party contemplating the acquisition (by way of merger, tender offer or otherwise) of 50% or more of the outstanding capital stock of the Company or a significant portion of its assets (any such transaction, an “Acquisition Transaction”), then the Standstill Period shall immediately terminate and the restrictions set forth in paragraph 8 shall terminate and cease to be of any further force or effect.  Notwithstanding anything to the contrary contained herein, you and your affiliates and Representatives will not be prohibited from (1) acquiring or offering to acquire or seeking, proposing or agreeing to acquire any third party that beneficially owns (individually or in the aggregate with any other persons whose beneficial ownership would be aggregated with such third party for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) less than five percent (5%) of any securities or any assets of the Company or (2) acquiring in the ordinary course of its trading activities consistent with past practices any securities of the Company in connection with any mutual fund, pension plan or employee benefit plan managed on behalf of employees or former employees of you or your affiliates (and the representation in the first sentence of paragraph 8 shall not apply to any such securities, irrespective of when acquired); provided, that in the event of each of clauses (1) and (2) above, your intent and/or the intent of your affiliates and Representatives in taking any such actions shall not be to avoid compliance with the restrictions set forth in paragraph 8.

Following the termination of the Standstill Period, the restrictions in paragraph 3 of this letter agreement shall not apply in connection with or in furtherance of any activity no longer restricted under paragraph 8 by virtue of the termination of the Standstill Period.

If you determine that you do not wish to proceed with further discussions and negotiations regarding the Proposed Transaction, you will promptly advise us of that decision.  In that case, or in the event that we, in our sole discretion, so request or the Proposed Transaction is not consummated by you, you will (at your election) either promptly deliver to us or destroy (including any Proprietary Information held electronically) (and deliver to us a certification of such destruction) all Proprietary Information in your possession or in the possession of any Representative of yours, except that one copy of the Proprietary Information may be retained solely in the files of your outside legal counsel for compliance purposes or for the purposes of defending or maintaining any litigation relating to this letter agreement.  Notwithstanding the foregoing, you and your Representatives will not be required to destroy or erase any electronic copy of any Proprietary Information that is created pursuant to standard electronic backup and archival procedures if (a) personnel whose functions are not primarily information technology in nature do not have access to such retained copies; and (b) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery). Notwithstanding the return or destruction of Proprietary Information, you and your Representatives shall continue to be bound by the obligations set forth in this Agreement.

You agree and acknowledge that the Company reserves the right, in its sole discretion and without any liability to you, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between you and the Company and to terminate discussions and negotiations with you at any time.  You further agree and acknowledge that (a) the Board of Directors and any committee of the Board given authority to act on behalf of the Board in this regard shall be free to conduct any process for a Proposed Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective counterparty and entering into a final definitive agreement (an “FDA”) without prior notice to you or to any other person), and (b) any procedures relating to such Proposed Transaction may be changed at any time without notice to you or any other person for any reason or no reason .

You acknowledge that neither the Company nor its Representatives and none of the respective officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information.  You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Proprietary Information or for any errors therein or omissions therefrom.  It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable FDA should discussions between you and the Company progress to such a point.  Only those representations and warranties that are made in an FDA when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

You agree that, without our prior written consent, you will not for a period of one year from the date hereof directly or indirectly cause or knowingly encourage any person to solicit for employment by you or employ any employee who is now employed by us or any of our subsidiaries and who is or becomes known to you as a result of your evaluation or otherwise in connection with the Proposed Transaction.  It is understood and agreed that the foregoing shall not be deemed to prohibit (a) general solicitations of employment not specifically directed toward employees of the Company or the hiring of any employees who respond to such general solicitations or (b) soliciting or hiring employees whose employment was terminated by the Company more than three months prior to such solicitation or hiring.

You agree that neither the Company nor any of its affiliates or subsidiaries has granted to you any license, copyright or similar right or privilege with respect to any Proprietary Information or other information provided by or on behalf of the Company or its affiliates or subsidiaries.

Without prejudice to the rights and remedies otherwise available to either party, each party agrees that money damages would not be a sufficient remedy for breach of this letter agreement and that each party shall be entitled to obtain equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.  Each party further agrees to waive any requirement for security or posting of any bond in connection with any such equitable remedy.

To the extent that any Proprietary Information includes materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that the Company and you have a commonality of interest with respect to such matters and it is the Company’s and your desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.

It is further understood and agreed that no failure or delay by either you or us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.  Any action arising out of or relating to this letter agreement shall be brought exclusively in the state or federal courts sitting in the District of Delaware which we and you agree is a convenient forum.

Any assignment of this letter agreement by either party without the other party’s prior written consent shall be void.

This letter agreement contains the entire agreement between you and us concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Unless a shorter period of time is specified in this letter agreement, all obligations of the parties under this letter agreement will continue until the second anniversary of the date of this letter agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

MWI VETERINARY SUPPLY, INC.

By:	/s/ James F. Cleary, Jr.
Name: James F. Cleary, Jr.
Title: President & CEO

Accepted and Agreed as of
the date first written above:

AMERISOURCEBERGEN CORPORATION

By:	/s/ John G. Chou
Name: John G. Chou
Title: Executive Vice President & General Counsel